UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

LEE ENTERPRISES, INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	42-0823980
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4600 East 53rd Street Davenport, Iowa	52807
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Global Select Market
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐
Securities Act registration statement file number to which this form relates (if applicable): Not applicable.
Securities to be registered pursuant to Section 12(g) of the Act: None.
N/A
(Title of class)

Explanatory Note

This Amendment No. 1 to Form 8-A is being filed by Lee Enterprises, Incorporated (the “Company”) to update the disclosure in the Company’s Registration Statement on Form 8-A filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 29, 2024.

Item 1.    Description of Registrant’s Securities to be Registered.
On March 28, 2024, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a “Right”) for each share of common stock, par value $0.01 per share, of the Company (the “Common Shares”) outstanding on April 8, 2024 to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Original Rights Agreement”), dated as of March 28, 2024, between the Company and Equiniti Trust Company, LLC (the “Rights Agent”), as rights agent.

On March 26, 2025, the Company entered into Amendment No. 1 to the Rights Agreement between the Company and the Rights Agent (the “Amendment,” and the Original Rights Agreement, as amended by the Amendment, the “Amended Rights Agreement”), which amends the Original Rights Agreement to extend the “Final Expiration Date” from the Close of Business on March 27, 2025 to the Close of Business on March 27, 2026. Capitalized terms not defined herein have the meanings specified in the Amended Rights Agreement.

The description of the Original Rights Agreement and the Amendment is qualified in its entirety by reference to the full text of the Original Rights Agreement, which is attached as attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 29, 2024 (the “Original Form 8-K”), and the Amendment, which is attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 26, 2025, each of which is incorporated herein by reference. The Rights are in all respects subject to and governed by the provisions of the Amended Rights Agreement. The description of the Rights is incorporated herein by reference to the description set forth in Items 1.01 and 5.03 of the Original Form 8-K and is qualified in its entirety by reference to the full text of the Amended Rights Agreement.
Item 2.    Exhibits.

Exhibit No.	Description of Exhibit

3.1
Certificate of Designations of Series C Participating Convertible Preferred Stock of Lee Enterprises, Incorporated, as filed with the Secretary of State of the State of Delaware on March 28, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 29, 2024).

4.1
Rights Agreement, dated as of March 28, 2024, between Lee Enterprises, Incorporated and Equiniti Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 29, 2024).

4.2
Amendment No. 1 to Rights Agreement, dated as of March 26, 2025, between Lee Enterprises, Incorporated and Equiniti Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on March 26, 2025).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LEE ENTERPRISES, INCORPORATED

By:	/s/ Timothy R. Millage
Name:	Timothy R. Millage
Title:	Vice President, Chief Financial Officer and Treasurer
Date: March 26, 2025